EXHIBIT 11.

                     SUNBEAM CORPORATION AND SUBSIDIARIES

                        CALCULATION OF EARNINGS (LOSS)
                           PER SHARE OF COMMON STOCK
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               FISCAL YEARS ENDED
                                                                 -----------------------------------------------
                                                                 JANUARY 1      DECEMBER 31,      DECEMBER 29,
                                                                   1995             1995             1996
                                                                 ------------   ---------------   --------------
Net earnings (loss) applicable to common shareholders   ......     $107,011         $50,511         $ (228,262)
                                                                   =========        ========        ==========
Weighted average number of common shares outstanding    ......       79,180          81,626             82,925
Add:
 Common shares issuable for exercise of warrants and
  options, net of shares assumed to have been acquired
  with proceeds therefrom ....................................        3,373           1,193                  -
                                                                   ---------        --------        ----------
Number of shares applicable to earnings per share
 calculation  ................................................       82,553          82,819             82,925
                                                                   =========        ========        ==========
Earnings (loss) per share of Common Stock   ..................     $   1.30         $   .61         $    (2.75)
                                                                   =========        ========        ==========